FOLEY & LARDNER

                                ATTORNEYS AT LAW

CHICAGO                          FIRSTAR CENTER                       SACRAMENTO
DENVER                      777 EAST WISCONSIN AVENUE                  SAN DIEGO
JACKSONVILLE             MILWAUKEE, WISCONSIN 53202-5367           SAN FRANCISCO
LOS ANGELES                 TELEPHONE (414) 271-2400                 TALLAHASSEE
MADISON                     FACSIMILE (414) 297-4900                       TAMPA
MILWAUKEE                                                       WASHINGTON, D.C.
ORLANDO                                                          WEST PALM BEACH

                                  July 17, 2000


Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209

Ladies and Gentlemen:

          We have acted as counsel for Johnson Controls, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of Post-Effective Amendment No. 1 to a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 4,000,000 shares of the Company's common stock, $0.16-2/3 par value (the "Common Stock"), and related Common Stock Purchase Rights (the "Rights"), that may be issued pursuant to the Johnson Controls, Inc. 1992 Stock Option Plan, as amended, and the Johnson Controls, Inc. 2000 Stock Option Plan (the "Plans"). The terms of the Rights are as set forth in that certain Rights Agreement, as amended November 16, 1994, by and between the Company and Firstar Trust Company (the "Rights Agreement").

          We have examined: (i) the Plans; (ii) the Registration Statement, as amended; (iii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iv) resolutions of the Company's Board of Directors relating to the Plans; (v) the Rights Agreement; and (vi) such other documents and records as we have deemed necessary to enable us to render this Opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. The Common Stock, when issued and paid for in the manner set forth in the Plans, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the

Foley & Lardner
Johnson Controls, Inc.
July 17, 2000
Page 2


Company for services  performed not to exceed six (6) months  service in any one
case,  as  provided  in  Section   180.0622(2)(b)  of  the  Wisconsin   Business
Corporation Law.

          3. The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

          We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                                Very truly yours,

                                                /s/ Foley & Lardner

                                                FOLEY & LARDNER